Fenghui Leasing Co., Ltd	Privacy Information

Financial Sale-Back-Lease Contract

Contract No.: FHL2010SHZIND001

Lessor: Fenghui Leasing Co., Ltd

Contact Address: Floor3, Tower East, No.28 Inner Street, Fuxingmen, Xicheng Dst. Beijing

P.O:100031

Tel: 010-59566399

Fax: 010-59566399

Lessee: Hailun Xing'anling Dairy Co., Ltd

Contact Address:  No.3, Dongan Street, North Ring Road, Hailun Town, Suihua City, Henglongjiang province

P.O:152300

Tel: 0455-5753388

Fax: 0455-5753388

Signing data: 6/12/2010

Signing place:         Beijing, Xicheng Dst.

Fenghui Leasing Co., Ltd	Privacy Information

The parties agree after negotiations to achieve the goal of financing with the form of Sale-Back-Lease and sign following articles of Financial Sale-Back-Lease Contract (hereafter named as “This contract”).

Article 1 Nature of trade and leasing equipment

The parties lease back the equipment after transfer of leasing equipment ownership, that is, the lessee transfers self-owned equipment (hereafter named as “leasing equipment”, see appendix 2 for detailed equipment information.) to the lessor, who will lease it back to lessee after getting equipment ownership.

Article 2 Purchasing of leasing equipment

1．
On request of lessee, the lessor purchase leasing equipment from the lessee with the purpose of leasing back to lessor, and signs Ownership Transfer Agreement with the lessee (see annex 3 for Ownership Transfer Agreement).

2．	The lessee guarantees its ownership of all leasing equipment, without setting any debt claims, any security right and other rights burden.

3．
The lessee should provide the lessor all necessary leasing equipment files, including but not limited to the ownership certificate and related no-third party rights certificate, original copy of original leasing equipment purchase, invoice originals, letter of undertaking of the contract and other relevant documents.

4．
The lessee agrees to transfer the ownership of leasing equipment to lessor at the price pursuant to paragraph 1 of article 1 of Ownership Transfer Agreement (hereinafter referred to as "the transfer price").

5．
According to the paragraph 3 of article 2 of the Ownership Transfer Agreement, within 5 days after the lessor pays transfer price, the lessee shall hand over leasing equipment product quality certificate, product specifications and relevant documents attached to the lessor.

Article 3 Term of lease

1．
The two parties agreed to confirm that, the actual lease commencement date under this contract is the transfer price payment date stipulated in paragraph 3 of article 2 of the ownership transfer agreement. After paying this transfer price, the actual lease commencement date will be listed in actual rent payment list (hereafter refer to “actual rent payment list”), and the lessee has no question about this. The date listed in rent Payment list (hereafter refer to “rent payment list”, see appendix 1) is predicted lease commencement date.

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2．	Term of lease refers to the period from the actual lease commencement date to lease expiration date listed in the table of Actual Rent Payment.
Article 4 Rental

1. When signing this contract, because lease commencement date is predicted lease commencement date, rent payment date for the first phrase agreed on Rent Payment List is predicted payment date. Within 10 days after the lessor receives Payment Notice issued by the lessee according to paragraph 3 of article 2 of Ownership Transfer Agreement and pays the lessee the transfer price, the lessor shall issue Actual Rent Payment List. The lessee shall sign and accept this list and pay on time and in full amount unconditionally by list regulation.  If the lessee fails to sign the Actual Rent Payment List, it does not affect the lessee’s liability to pay the rent in accordance with the list. The Actual Rent Payment list is an integral part of this contract, and in case of inconsistence with Rent Payment List, Actual Rent Payment List shall prevail.

2．Rent payment day is the rent payment day that the lessee pays rent to the lessor regulated in Actual Rent Payment List. In case of holidays, a banking day in advance shall prevail. At the same time, the lessee pays the expense along with rent payment.

3. If on the year of lease commencement date and the same day of every year (hereinafter referred to as the "reference day"), the people's bank of China's benchmark lending rate of the same period is changed compared with the last year of reference day, the lessor shall have the right to adjust the rent according to the current financing cost and adjusted benchmark lending rate. Rent adjustment day is the first rent payment day after reference day. After adjusting rent based on above regulations, the lessor shall send Rent Adjustment Notice no less than 30 days before rent adjustment. The lessee shall follow Rent Adjustment Notice and pay rent to the lessor unconditionally.

4．Within the lease term, the lessee agrees unconditionally with this contract and pays the rent and other payment on time and in full amount according to Actual Rent Payment List. If payment of the lessee is delayed, from the payment day on, overdue interest shall be calculated according to the payment amount at 0.5‰ for each delayed day (hereinafter referred to as "overdue interest"). The lessor has the right to withdraw payment each time to compensate the overdue payment of interest first, until payment of all overdue interest.

5. Both parties shall bear the tax item and fees arising from this contract respectively. All tax items and fees that any government departments or institutes collect from the lessee on this contract, shall be borne by the lessee. And the agreed rent without accounted in the contract, in case of payment on account by the lessor, the lessee shall pay back lessor immediately. All tax items and fees collected or calculated on net income of the lessor shall be borne by the lessor respectively.

6. Due to operation need, when the lessor transfers rent receivable under the contract to the third party, the lessor should send out written notice to the lessee, and the lessee shall cooperate and bear the duty of paying certain amount under this contract to third party (assignee of the claim).

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Article 5 Down payment, deposits from lessees and the lease fees

1． Within 5 days after signing the contract, the lessee shall pay the lessor down payment, deposits from lessees and the lease fees in accordance with the provisions of Rent Payment List. The lease deposit from the lessee shall be used as the guarantee of the contract. The lessee shall bear the fees along with down payment, deposits from lessees and the lease fee.

2．The above lease deposit has no interest accounted, unless otherwise agreed by the contract. After rent begins, if the lessee has no breach or default of contract or make relief work of all breach behavior, lessor will handle lease deposit under the regulation of Rent Payment List.

3． If the lessee claims to terminate or cancel the contract after paying above down payment deposits from lessees and the lease fees to lease expire date, or termination of contract due to the reason out of the lessor, the above down payment deposits from lessees and the lease fees are not refundable.

Article 6 Lease equipment delivery and possession change

After the Ownership Transfer Agreement is signed by both parties, from the time that the lessor pays transfer price according to the paragraph 3 of article 2 of Ownership Transfer Agreement, the ownership of the leasing equipment is transferred to the lessor. Due to that the lessee has occupied leasing equipment; the leasing equipment has no actual occupation transfer. Since the lessor getting the ownership, the lessor is considered to have delivered leasing equipment to the lessee.

Article 7 Quality flaw of leasing equipment

Considering the guarantee in paragraph 2 of article 2 of this contract and the fact that the leasing equipment is transferred to the lessor by the lessee and rented back to the lessee by the lessor, so in case of quality flaw of leasing equipment during leasing term, the lessor bears no liability and the lessee has no right to recourse to the lessor. The lessee should not refuse or delay to pay the rent due to the equipment quality defects.

Article 8 Ownership and right of use of leasing equipment

1．
Within leasing period, the lessor has ownership of the lease equipment under the contract and its appendices. The lessor shall have the right to indicate ownership on the lease equipment. The lessee shall regularly or by any time provides the lessor provides use damage and maintenance condition, allowing the lessor to understand the real condition of the lease equipment. The lessor has the right to appoint or authorize the local three party to supervise use of leasing equipment; on the condition of not affecting the normal operating circumstances, regulator has the right to conduct on-the-spot inspection towards leasing equipment. Intellectual property rights attached to or related to the leasing equipment belongs to the right owner. Use right and other rights of the intellectual property right shall obtain the consent of the right owner, otherwise the tort liability arising from this shall be borne by the lessee. This contract has no effect on the intellectual property ownership and use right.

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2．
On the condition that the lessee agrees within contract performance period and not affect lessee’s use of leasing equipment, in accordance with the relevant provisions of the state, he lessor may transfer all or part of the rights under this contract, or set other rights on equipment.

3．	During the lease term, the lessee has the right to the full use of equipment.

3.1
The lessee shall place the equipment in the appropriate condition by designated equipment manufacturers by itself or through the third party; keep good conditions and operating conditions, with the relevant expenses borne by the lessee.

3.2
The lessee should provide good leasing repair, maintenance and program design to leasing equipment, to keep the normal condition and normal function. Lease equipment maintenance, repair and program design shall be borne by the lessee, and the lessee shall bear all the related expenses. If necessary of replacing parts, only spare parts provided by leasing equipment suppliers/manufacturers shall be used.

3.3
During the possession period of the lease equipment, any third party claim arising from the lease equipment, including but not limited personal injury or property damage caused by lease equipment shall be borne by the lessee, and the lessor has no liability. In case of any law suit, claims, losses, and costs, the lessee should give full compensation.

4.
 During the lease term, unless by written agreement from the lessor, the lessee has no right of sublet, lend, mortgage, pledge leasing; shall not sell or transfer lease equipment; shall not invest to a third party with leasing equipment; shall not leave the lease equipment detained; shall not modify or add attachments to the equipment; shall not deliver leasing equipment away from the prescribed or designated areas under leasing equipment details, and shall not allow third-party  to use the lease equipment.

Article 9 Risk and insurance of the leasing equipment

1．During the whole lease term, the lessee shall bear the risk of damage to or loss of the equipment, whatever within the scope of insurance or not covered by insurance. In case of damage or loss situation, the lessee’s other liability such as paying the rent under this contract shall not be influenced.

2．The lessee shall issue written notice to the lessor 5 working days before signing the contract, the lessee has following options towards lease equipment insurance matters:

2.1 The lessee shall apply to the insurance company and cover property all risk to lease equipment with the first beneficiary being the lessor, and bear all cost, and continue insurance to the performance of all obligations or liabilities under this contract; or

2.2 In case that the lessee entrust lessor to handle insurance, the lessor is still the first beneficiary. And the lessee shall pay the lessor insurance fee according to regulation of Rent Payment List within 5 days after signing the contract. The lessee acknowledges and agrees that the insurance expenses are budget insurance fee. If the fee that lessor actually pays to lease equipment insurance ((including renewed insurance) differs from expenses, the lessee shall pay the actual insurance fee 5 days after the notification of the lessor.

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If the lessee fails to make an option according to above agreement or chooses insurance by its own expense but has no actual purchased insurance, the lessor shall have the right to pay the rent at the Rent Payment List within the scope of insurance premium, with the lessee bearing all related expenses.

3．During the lease term, in case of any insurance accidents, the lessee shall immediately (within 24 hours) notify the lessor and the insurance company, and promptly provides inspection report and all the related necessary data to the lessor (including but not limited to ① insurance accident notice; ②Claim application; ③Photo of the leasing equipment on the scene of the accident; ④Regular repair invoice, equipment repair list and other fees invoice such as sue and labour fee and list, ⑤Certificate from related departments (such as fire, public security, meteorology, etc.) According to the different insurance accident; ⑥If necessary, provides equity transfer letter and other claim files ⑦Other relevant information with insurance accident, etc) in conjunction with the lessor to insurance company to claim for compensation. If claim is damaged or delayed due to the lessee’s fault, the lessee shall assume the liability for compensation to the lessor.

4．In case of partial damage to the lease equipment when suffering insurance accident, the lessee shall continue to pay the lessor rent on time and in full amount, and the lessee shall immediately (within 24 hours) notify the lessor. The lessor shall negotiate with the insurance company, and the appoint lessee one of the following disposal method:

4.1 Recover lease equipment to fully recovered condition or normal use state.

4.2 Replace equipment with equal condition and performance with the leasing equipment, and the replaced equipment shall be owned by the lessor.

If insurance claim is not sufficient to cover all necessary fees in 4.1 and 4.2, the rest part shall be borne by the lessee.

5．After the supplier delivers the lease equipment to the lessee, if leasing equipment encounters insurance accident with leasing equipment loss or damage to unrepaired degree, the lessee shall firstly pay rent to the lessor on time and in full amount unter the contract. The lessee shall immediately (within 24 hours) notify the lessor. The lessor shall negotiate with the insurance company, and the appoint one of the following disposal method:

5.1 The lessor’s insurance claims and lease deposit amount directly charge against all repayable such as overdue interest, all unpaid rent and purchase payment. In case of insufficient payable, the lessee has the obligation to pay insufficient part; in case of surplus, the lessor shall return to the lessee within 10 working days after getting insurance claims. The contract shall be automatically terminated after all payment is done under this contract.

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5.2 In case that the lessor use insurance claims to obtain the lease equipment, and the received insurance claim is not enough to pay obtaining price, the insufficient part shall be borne by the lessee. Meanwhile, the two parties continue to perform this contract.

6．If the leasing equipment encounters loss and damage outside the scope of insurance, the lessee shall bear the economic loss and repair the equipment by itself and continue to perform the contract. The lessee shall pay the rent or pay in advance related payments after getting written consent of the lessor pay (including but not limited to overdue interest, rent unpaid when maturity, rent without maturity, the purchase payment leaved) after obtaining ownership of the lease equipment, the contract equipment is terminated.

7．Economic loss caused by insurance accident and influence on the use of leasing equipment, the lessee shall bear by himself, and this does not affect rent payment on time.

8. If the lessee needs to replace the leasing equipment away from specified area, the lessee shall notify the lessor and the insurance company with written notice 5 working days before relocating the leasing equipment. Any consequences or losses caused by the lessee’s short of notice or not timely informing, the lessee shall undertake all the compensation liability.

9. Insurance disclaimer clauses, namely in case of the following matters, the insurance company shall not compensate and the lessee shall bear all the risks.

（1）Stored in outdoor condition or use of reed mat, tent, ruberoid, plastic or nylon cloth as the cover or covered leasing equipment suffering wind and frost, cold, rain, snow, flood , hail, dust, as well as the loss caused

（2）Leasing equipment loss caused by operation fault of the lessee and employees.

（3）Any loss, fee and liability caused by intentional or major fault behavior of the lessee and employees, as well as loss caused by theft of the relatives and employees of the lessee.

（4）Losses and expenses by earthquakes and tsunamis.

（5）As to other losses that lead to the fact that insurance companies shall not compensate, see leasing equipment insurance policy issued by insurance company.

Article 10 Breach of contract

If the lessee conducts any of the following behaviors, the lessee shall be considered to violate this contract seriously.

1. The lessee fails to pay relevant expenses on time in full amount according to the provisions of this contract, including but not limited to rents, down payment, handling charges and deposits.

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2. The lessee violates the provisions of this contract concerning the transfer, collateralization, hypothecation and sublease of the leased equipment.

3. The lessee or the lessee’s guarantor provides false information in any credit report and other financial data submitted for this contract.

4. The lessee closes, terminates, suspends businesses, stops production, conducts   reorganization and merger, separates and experiences any events that shall lead to deteriorating operation. The lessee sells and sells off its important assets or transfers all the assets in batches. The lessee voluntarily applies for bankruptcy, or is forced to apply for bankruptcy or enters the process of bankruptcy.

5. The lessee fails to fulfill the other obligations and violates the promises and representations of this contract. If the failure to fulfill the obligations and the breach of contract shall not be relieved within fifteen days since the lessor issues the notice on breach of contract.

Article 11 Relief methods

If the lessee conducts any of the above mentioned behaviors in Article 10, the lessor has the right to adopt any one or several following relief methods to gain reasonable economic benefits in accordance with this contract.

1. Require the lessee to pay the overdue interests, due and unmatured rents, hire purchase funds and other payments immediately.

2. Notify the lessee to dissolve the contract, and recall and dispose leased equipment immediately. The lessee shall not lodge a dispute on the methods and results of the lessor’s disposal of the leased equipment. If the earnings derived from the recall and disposal of the leased equipment can not cover the overdue interests, due and unmatured rentals, hire purchase funds and other payments of the lessee and the expenses arising from the recall and disposal of leased equipment, the lessee shall be liable to compensate the lessor for the difference.

3. Full-amount deposits shall not be refunded and shall not offset any payments of the lessee.

4. Without legal process and notification, the lessor has the right to stop the lessee from using the leased equipment.

5. Demand lessee to pay the expenses of the lessor arising from the fulfillment and protection of the lessor’s rights stipulated in this contract, including but not limited to litigation costs, attorney fees, agent fees, consultation and service charges and the expenses arising from the recall and disposal of leased equipment.

All the above mentioned rights and relief methods shall not exclude other rights and relief methods stipulated by this contract and permitted by laws.

Article 12 Terminal option right

1. If the lessee never breaches the contract or all its behaviors of breach are relieved, the lessee shall make terminal option at least five days in advance of the day for the last payment of rent in written form in following ways:

1.1 If the lessee chooses to conduct hire purchase of the leased equipment, the lessee shall pay the hire purchase fund for the leased equipment to the lessor on the day for last payment of rent listed in the “Statement of Actual Rent Payment”(the amount is based on the stipulation of the “Statement of Rent Payment”) and other related expenses shall also be covered by the lessee.

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2. If the lessee fails to notify its terminal option in written form or makes terminal option but fails to fulfill its obligations, the lease period of this contract will be extended automatically. During the extended lease period, the lessee shall pay full-amount rents to the lessor in accordance with this contract until the lessee return the leased equipment in conformity with the provisions of this contract.

Article 13 Warranty

If necessary, the lessor shall ask the lessee to provide warranty of a third party or in other forms. The content of warranty and the obligations of warrantor shall be listed and signed in relevant letter of warranty.

Article 14 Force majeure

Lessor shall not be held responsible for any losses of lessee due to force majeure. Lessee shall not refuse to pay rents for losses caused by force majeure. Force majeure events include but are not limited to wars, labor disputes, strikes, earthquakes, fires, floods, demonstrations, riots and government limitations.

Article 15 Commitment on illegitimate interest transport

The lessee of this contract shall not have any illegitimate interest transport relations with the suppliers of the leased equipment or other related legal persons, individuals to facilitate the reach of this agreement or relevant contracts, shall not provide and accept any illegitimate interest transport. If the lessee break commitments, no matter the lessor knows or not, the lessor has the right to resolve this contract and claim all the losses.

Article 16 Obligations of confidentiality and exception

Both parties of this contract hold the obligation of confidentiality over all the materials related to this contract. The obligation of confidentiality of lessee includes but is not limited to not divulging the lease arrangement and other commercial secrets of the lessor to a third party. The obligation of confidentiality of lessor includes but is not limited to not divulging the all the examination materials submitted by the lessee to a third party. However, because the lessor joins the state, local and industrial credit reporting systems, the lessee shall agree to incorporate relevant information to the related credit reporting systems through the lessor.

Article 17 Representations of both sides

On the day when both parties sign or reach the contract, both parties represent and warrant as follows:

1. Both parties are companies legally registered and validly existing in accordance with the laws of the People’s Republic of China. Both parties have the qualification and rights to sign and fulfill this contract and all its annexes.

2. Both parties have already completed all the examination, verification and recording procedures in accordance with laws and regulations of the People’s Republic of China and signed this contract by representatives who have been given the authorization through proper internal examination process. This contract shall be legally valid and bonding to both parties and enforceable after the contract is signed by the above mentioned representatives and stamped by the official seal or the specific seal for contract.

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3. Both parties warrant: both parties sign and fulfill this contract, shall not violate the laws, regulations and rules of the People’s Republic of China, shall not violate any provisions in any verdict, order, government regulations and organization documents that are bonding to either party. Both parties shall not lead to the failure to fulfill any agreement or the breach of contract which is participated by either party or is bonding to either party.

Article 18 Laws applied and legal jurisdiction

1. The titles contained in this contract are only for the convenience of writing and shall not have influence on the meaning of any provisions and sentences.

2. The laws of the People’s Republic of China are applicable to this contract. If any provision is ruled as legally null and non-enforceable, all the other provisions continue to be effective.

3. All disputes in connection with this contract and its annexes shall be settled friendly through negotiation. In case no settlement can be reached, the case then may be submitted for people’s court which has jurisdiction over the area where the contract is signed. All the litigation costs (including but not limited to the legitimate attorney fees of the wining party) shall be borne by the losing party.

4. If the contact address of the lessee is changed, the lessee shall notify the lessor in time. If the lessee fails to notify the change of address to the lesser in time in written form, the lessor shall regard the address of the lessee recorded in this contract as contact address and send relevant notices and documents to this address of lessee, including but not limited to Actual Rent Payment List, notice letter on breach of contract. The lessor shall send the above mentioned notices in the form of registered letter or express delivery. After the seven natural days since the delivery day, the letter shall be regarded as delivered.

Article 19 Contract completeness

1. This contract and its annexes form the complete contract on the lease of equipment between both parties. Unless the lessor issues written consent, the lessee shall not make any change in this contract and its annexes.

2. The annexes of this contract

2.1	Lease Schedule (Annex 1)

2.2	Lease equipment details (Annex 2)

2.3	Ownership transfer agreement (Annex 3)

Article 20 Contract comes into effect and its legal effect

1. This contract and its annexes shall be established since the day when both parties sign and stamp them, and come into effect since the day when the lessor receive full-amount down payment, deposits, and handling charges from lessee. Since this contract comes into effect, the lessee shall not terminate and cancel this contract in advance, unless the lessor issues written consent.

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2. There are three originals of this contract. Lessor will hold two originals. Leaseholder will hold one original.

Lessor: Fenghui Leasing Co., Ltd	Lessee: Hailun Xing'anling Dairy Co., Ltd

Seal	Seal

Signature from legal representative/authorized agent /s/ Zhang Guang Bin	Signature from legal representative/authorized agent /s/ Yang Yong Shan

Annex I: Lease Schedule

Leased equipment description: Production line for whole milk powder and formula mild powder
Leased equipment supplier: Heilongjiang Laoli Dairy Machinery Co.Ltd of the US Laoli Group
Leased equipment purchase price: RMB 35 million
Leased equipment installation location:  No.3, Dongan Street, North Ring Road, Hailun Town, Suihua City, Henglongjiang province
Expected and actual lease commencement date:  Expected lease commencement date is in June, ××× , 2010,  expected date of first rent payment is July, ××× ,2010. Actual lease commencement date shall be determined by the day when the lessee signs the Lease Receipt Certificate, and the lessee agrees.
Options upon lease termination: Hire Purchase leased equipment

Deposits from lessee: RMB 5.25 million Commission fee: RMB 1.05 million First payment: RMB 0 Yuan Deposit Premium: RMB 0 Yuan
Deposits from lessee, handling charges, down payment and deposit premium shall be payed within 5 days after signing. If lessee terminates or cancels the contract before the lease commencement date, payments shall not be refunded no matter the lessor agrees or not. Once the contract comes into effect, handling charges and down payment shall not be refunded. From lease commencement to termination, if the lessee never breaches the contract or all its behaviors of breach are relieved, the deposit from lessee shall be refunded within 5 working days.  When the lease terminates, if the lessee never breaches the contract or all its behaviors of breach are relieved, the lessee’s demand of paying the rest rent with deposit shall be granted.

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The lessor shall issue the Actual Rent Payment List based on the Rent Payment List to the lessee when the actual lease commencement date is specified. The Statement shall list date for each payment, the lessee shall sign the Statement and pay rent in full amount and on time according to the provisions of the Statement. If the lessee fails to receive or sign the Statement, the lessee must shoulder obligations of payment. If any differences exist between the two statements, both parties must comply with the Actual Rent Payment List.

Lease Period	Rent for each term（RMB Yuan）		Lease Period	Rent for each term（RMB Yuan）
No.1	RMB	1,112,991.00	No.19	RMB	1,112,991.00
No.2	RMB	1,112,991.00	No.20	RMB	1,112,991.00
No.3	RMB	1,112,991.00	No.21	RMB	1,112,991.00
No.4	RMB	1,112,991.00	No.22	RMB	1,112,991.00
No.5	RMB	1,112,991.00	No.23	RMB	1,112,991.00
No.6	RMB	1,112,991.00	No.24	RMB	1,112,991.00
No.7	RMB	1,112,991.00	No.25	RMB	1,112,991.00
No.8	RMB	1,112,991.00	No.26	RMB	1,112,991.00
No.9	RMB	1,112,991.00	No.27	RMB	1,112,991.00
No.10	RMB	1,112,991.00	No.28	RMB	1,112,991.00
No.11	RMB	1,112,991.00	No.29	RMB	1,112,991.00
No.12	RMB	1,112,991.00	No.30	RMB	1,112,991.00
No.13	RMB	1,112,991.00	No.31	RMB	1,112,991.00
No.14	RMB	1,112,991.00	No.32	RMB	1,112,991.00
No.15	RMB	1,112,991.00	No.33	RMB	1,112,991.00
No.16	RMB	1,112,991.00	No.34	RMB	1,112,991.00
No.17	RMB	1,112,991.00	No.35	RMB	1,112,991.00
No.18	RMB	1,112,991.00	No.36	RMB	1,112,991.00

Total Rent Period: 36 Periods Term of lease: 36 months	Total Contract Amount: RMB 41,157,788.00 Total Contract Amount includes down payment, handling charges and rents.

Payment Interval: Once every month	Means of payment: Payment at the end of each period

Within the lease, the lessee shall never cancel the contract and must make unconditional promise that rent shall be remitted to the lessor’s designated bank account five working days before the payment day. Rent shall be paid on the nearest working day in advance in the event of holidays or weekends and the lessee shall pay fees of payment. The designated account is 0200 2153 0920 001 5115 with the account title Fenghui Lease Co., Ltd in the Funei Outlet of Beijing ICBC Branch. A delay in payment shall be punished with default interest in accordance with Article 4 in the contract.

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According to articles and conditions in the contract and annexes, the lessor hereby agrees to rent out, the lessee agrees to rent the leased equipment detailed in the contract. The contract is formed upon the signature of the legal representative or authorized agent of both parties, and it comes into force when the lessor receives the down payment, deposits from lessee, handling charges, and deposit premium (if any). Once the contract comes into force, the lessee must not terminate or cancel this contract, unless the lessor issues written consent. If there is any contradiction between the above-mentioned provisions and the clauses and provisions written in the contract, the above-mentioned provisions shall govern.

Lessor：Fenghui Leasing Co., Ltd	Lessee: Hailun Xing'anling Dairy Co., Ltd
Seal and Signature from Legal representative / Authorized agent                    Seal and Signature from Legal representative / Authorized agent

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Annex II

Leased Equipment Details

Leased equipment	Item No/ Product Norm	Number	Price per unit RMB）	Equipment Delivery location	Supplier/producer
Triple-effect falling-film evaporator	9000KG/H	1 unit	27,750,000.00	Hailun	US Laoli Equipment
New spray drying tower with upper ventilation	1500KG/H	1 unit	32,850,000.00	Hailun	US Laoli Equipment

Total purchase amount: say sixty million, six hundred thousand yuan only
Leased equipment installation location: No.3, Dongan Street, North Ring Road, Hailun Town, Suihua City, Henglongjiang province

Lessor（seal）: Hailun Xing'anling Dairy Co., Ltd
Legal representative / Authorized agent（signature）:

Lessee（seal）：Fenghui Leasing Co., Ltd

Legal representative / Authorized agent（signature）:

Annex 3
Ownership Transfer Agreement

Transferee: Fenghui Leasing Co., Ltd (hereafter abbreviated as “lessor” )

Transferer: Hailun Xing'anling Dairy Co., Ltd (hereafter abbreviated as “lessee”)

The lesser shall transfer the equipment in its own possession to the lesser and shall lease back the equipment. Both parties shall make this ownership transfer agreement in accordance with the following provisions (hereafter referred to as “this agreement”)

I.     Transferred leased equipment

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See annex II for The leased equipment details

II.    Transfer price and payment

1. The total price of leased equipment from the lessor to the lessee(“transfer price”): ￥35,000,000.00 yuan(the capital form of Chinese numerals: Say thirty-five million Yuan Only)

2. The lessor shall remit 50% of the transfer payment to the designated bank account of the lessee, after the lessor receive all the down payment, deposits ,handling charges and deposit premium agreed in the Financial Sale-back-Lease from the lessee.

3. The lessor shall remit 50% of the transfer payment to the designated bank account of the lessee, after the lessor receive the Leased Equipment Receipt Certificate, the photos of the leased equipment, the original copy of the insurance policies of the equipment, the original purchase contract between the lessee and 【    】, original customer copy of the full-amount value-added tax invoice with the lessee as the title presented by  and after the lessee presented the Payment notice.

Designated bank account of the lessee as follows:

Account name: Hailun Xing'anling Dairy Co., Ltd

Beneficiary bank: Hailun City Branch of Bank of China

Account number: 255749339118091001

I.     The transfer of ownership and risks

1. The ownership of the leased equipment shall be automatically transferred to the lessor from the lessee, since the day when the lessor pays part of the transfer price to the lessee, in accordance with the Clause Three of the Article Two.

2. Before and after the ownership transfer, the damage and loss on the leased equipment shall be held by the lessee, the lessor shall not hold any risk of the leased equipment.

Lessor: Fenghui Leasing Co., Ltd	Lessee: Hailun Xing'anling Dairy Co., Ltd

Seal	Seal

Signature from legal representative/authorized agent

Signature from legal representative/authorized agent

Fenghui Leasing Co., Ltd	Privacy Information

Annex 4

The issuance of Emerald Warrants

Within 10 business day after the date company receiving fund of Lease Transaction from each phase, Emerald shall issue warrants to Feng Hui Leasing.

(i)	With expected first phase leasing funding of RMB35,000,000 (US$5,140,000 = 35000000/6.81), a total number of 934,600 (5140000*0.3/1.65) warrants should be issued exercisable at $1.65.

(ii)
any subsequent leasing funding, the total number of warrants should be calculated using the following formula (Number of warrants = Total Funding in US$ x 0.3 / exercise price, For example, if a leasing funding of US$8,000,000 with exercisable price at $2.00, the total warrants should be 1,200,000=8,000,000x0.3/2.00) and issued with exercise price equal to 120% using the previous 10 trading day average price preceding the issuance date

(iii)	All warrants should expire three (3) years from the date of issuance.